EXHIBIT 2

                                IRREVOCABLE PROXY

The undersigned, shareholder ("SHAREHOLDER") of On Track Innovations Ltd., an Israeli company (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints Oded Bashan and/or anyone Oded Bashan so appoints and/or anyone to whom this Proxy is so assigned (without the need to obtain the undersigned's consent), as the sole attorneys-in-fact and proxies of the undersigned with full power of substitution and re-substitution, to vote and exercise all voting and related rights with respect to, and to grant consent or approval in respect of (in each case, to the full extent that the undersigned is entitled to do so), all of the ordinary shares nominal value NIS 0.1 per share, of the Company issued to the undersigned out of Aggregate Share Consideration and pursuant to a certain Share Contribution Agreement by and between the undersigned, the Company and others dated May 11, 2006 (the "SHARE CONTRIBUTION AGREEMENT"), reflecting ___________ ordinary shares nominal value NIS 0.1 per share, of the Company ("SHARES"), as of the Closing Date (adjusted to reflect any combination or split of share capital or alike events). Capitalized terms used and not defined herein have the meanings assigned to them in the Share Contribution Agreement.

Any and all prior proxies heretofore given by the undersigned with respect to any of the Shares are hereby revoked and the undersigned hereby covenants and agrees not to grant any subsequent proxies with respect to any Shares.

This Proxy is irrevocable (to the fullest extent permitted by law) and is granted as part of the Share Contribution Agreement.

The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned to act as the undersigned's attorney-in-fact and proxy to vote the Shares and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of the shareholders of the Company and in every written consent in lieu of such meeting until the sale or transfer of the Shares by the undersigned to an unaffiliated third party (the "TERMINATION DATE"). Immediately following the Termination Date, the attorneys-in-fact and proxies named above may not exercise this Proxy with respect to any matter.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

In the event the Shareholder is or shall become an officer or director of the Company, nothing in this Proxy shall be construed as preventing or otherwise affecting any actions taken by Shareholder in his or her capacity as an officer or director of the Company or in any of its subsidiaries or from fulfilling the obligations of such office (including without limitation, the performance of obligations required by the fiduciary obligations of Shareholder acting solely in his or her capacity as an officer or director).

This Proxy shall terminate, and be of no force or effect, immediately following the Termination Date.

Date: May 11, 2006                        __________________________________

                                          Signature

                                          __________________________________
                                          Print Name

                                          ___________________________________

                                          ___________________________________
                                          Address